Exhibit (d)(2)(i)

1290 FUNDS

FORM OF AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

FORM OF AMENDMENT NO. 1 effective [     , 2023] (“Amendment No. 1”) to the Investment Sub-Advisory Agreement dated as of January 1, 2023 (“Agreement”) between Equitable Investment Management, LLC, a limited liability company organized under the laws of the State of Delaware (“Adviser”) and AXA Investment Managers US Inc., a corporation organized in the State of Delaware (“AXA IM” or “Sub-Adviser”).

WHEREAS, EQ/Core Plus Bond Portfolio, a series of EQ Premier VIP Trust (the “VIP Portfolio”), was reorganized into EQ/Core Plus Bond Portfolio, a series of EQ Advisors Trust (the “EQAT Portfolio”), on November 12, 2023;

NOW THEREFORE, the Adviser and AXA IM have agreed to amend the Agreement to add the EQAT Portfolio and remove the VIP Portfolio from Appendix A;

Appendix A. Appendix A to the Agreement setting forth the portfolios of the Trust for which the Sub-Adviser is appointed as the investment sub-adviser and the fee payable to the Sub-Adviser with respect to the portfolios is hereby replaced in its entirety by Appendix A attached hereto.

Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

EQUITABLE INVESTMENT MANAGEMENT, LLC		AXA INVESTMENT MANAGERS US INC.

By:	Kenneth Kozlowski Executive Vice President and Chief Investment Officer	By:	Name: Title:

APPENDIX A

TO

AMENDMENT NO. 1 TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Annual Sub-Advisory Fee Rate**

High Yield Funds, which shall consist of the following Fund and Other Portfolio(s) or Allocated Portion(s) ^:

1290 High Yield Bond Fund

1290 VT High Yield Bond Portfolio, a series of EQ Advisors Trust*

EQ/Core Plus Bond Portfolio, a series of EQ Advisors Trust*

0.39% of the High Yield Funds’ average daily net assets up to and including $50 million; 0.37% of the High Yield Funds’ average daily net assets in excess of $50 million and up to and including $250 million; 0.35% of the High Yield Funds’ average daily net assets in excess of $250 million and up to and including $500 million; and 0.33% of the High Yield Funds’ average daily net assets in excess of $500 million

SmartBeta Funds, which shall consist of the following Fund and Other Portfolio(s) or Allocated Portion(s) ^^:

1290 SmartBeta Equity Fund

1290 VT SmartBeta Equity ESG Portfolio, a series of EQ Advisors Trust

0.150% of the SmartBeta Portfolios’ average daily net assets up to and including $100 million; 0.140% of the SmartBeta Portfolios’ average daily net assets in excess of $100 million and up to and including $250 million; 0.120% of the SmartBeta Portfolios’ average daily net assets in excess of $250 million.

Once the SmartBeta Portfolios’ average daily net assets exceed $500 million, a 0.120% sub-advisory fee will apply to all asset levels.

^

Other Portfolios or Allocated Portions are other registered investment companies (or series or portions thereof) that are advised by the Adviser (or an affiliate of the Adviser) and sub-advised by the Sub-Adviser, which are classified as “High Yield Funds.”

^^

Other Portfolios or Allocated Portions are other registered investment companies (or series or portions thereof) that are advised by the Adviser (or an affiliate of the Adviser) and sub-advised by the Sub-Adviser, which are classified as “SmartBeta Funds.”

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion.”

**

The daily sub-advisory fee for the Portfolio/Sub-Adviser Allocation Portion is calculated by multiplying the aggregate net assets of the Portfolio/Sub-Adviser Allocation Portion at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily sub-advisory fee applicable to each Portfolio/Sub-Adviser Allocation Portion is the portion of the daily sub-advisory fee for the Portfolio/Sub-Adviser Allocation Portion that is equal to the Portfolio’s/Sub-Adviser Allocation Portion’s net assets relative to the aggregate net assets of the Portfolio/Sub-Adviser Allocation Portfolio, including the Portfolio/Sub-Adviser Allocation Portion, used in the fee calculation for that day.